Exhibit 99.1
ADT Acquires Origin AI to Power AI Sensing and Ambient Intelligence for the Home
February 24, 2026
By bringing Origin AI’s real-time AI sensing platform into the ADT ecosystem, ADT advances proactive, intelligence-driven home protection, and broader smart home use cases
BOCA RATON, Fla. – Feb. 24, 2026 – ADT Inc. (NYSE: ADT), a leading provider of security, interactive, and smart home solutions serving residential and small business customers in the U.S., today announced it has acquired Origin Wireless, Inc. (d/b/a “Origin AI” and “Origin”), bringing Origin’s AI sensing platform and related intellectual property into the ADT ecosystem.
Origin AI’s sensing technology enables the home to better understand classification of motion and human detection without cameras, audio, or wearable devices. Once integrated into ADT’s platform, these capabilities are expected to enable new customer use cases and safety enhancements by providing deeper understanding of presence, occupancy, motion, and related activity within the home.
“This acquisition represents a major step forward in our vision to deliver a safer, smarter home that understands context, recognizes risk, and provides peace of mind, all while protecting customer privacy,” said ADT Executive Vice President and Chief Business Officer, Omar Khan. “By integrating AI sensing into the home, we plan to add a new intelligence layer, elevating traditional security and smart home capabilities by allowing ADT to verify human presence, classify and analyze motion, and add context to alarm events and other conditions within the home.”
The acquisition of Origin includes a rich portfolio of more than 200 early-priority global patents, providing a core intelligence layer designed to power future security and smart home capabilities, including applications supporting aging in place.
By adding real-time understanding of presence and activity within the home and analyzing any anomalies, this technology adds critical context with the potential to reduce false alarms, improve municipal compliance, and enhance coordination with first responders. AI sensing also enables smarter automation and personalization across the connected home, with potential applications that range from occupancy-based comfort settings to aging in place and health solutions.
“Joining ADT allows our AI platform to scale across millions of homes, combining enhanced situational awareness with unmatched monitoring expertise. Together, we will move the industry to continuous, meaningful home awareness,” said Spencer Maid, President and CEO of Origin Wireless.
ADT and Origin are building a foundation for the next phase of intelligent home protection, to transform reactive alerts to real-time understanding of what’s happening inside the home, improving accuracy, safety, and customer privacy. ADT expects to begin commercializing new offerings that incorporate Origin’s AI sensing technology into the ADT ecosystem in 2027.
The purchase price for the transaction was $170 million in cash, subject to customary purchase price adjustments.

March 2nd Earnings Call
As previously announced, ADT will hold a live conference call and webcast at 10 a.m. ET on Monday, March 2 to discuss its fourth quarter and full year 2025 financial results. During that time, management will share more information on this acquisition, its broader strategy, and longer-term financial outlook.
Participants may listen to a live webcast through the investor relations website at investor.adt.com. A replay of the webcast will be available on the website within 24 hours of the live event.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated benefits of the acquisition of Origin Wireless, Inc., future product capabilities, innovation, commercialization timing, and long-term growth opportunities. These statements are based on ADT’s current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially.
Factors that could cause such differences include, among others, the ability to successfully integrate Origin’s technology and operations; the performance, reliability, and scalability of new technologies; the timing and success of product development and commercialization efforts; customer adoption and market acceptance; regulatory or legal developments; ADT’s ability to execute strategic initiatives, and other risks described in ADT’s most recent Annual Report on Form 10-K and subsequent filings with the U.S. Securities and Exchange Commission.
Forward-looking statements speak only as of the date they are made, and ADT undertakes no obligation to update them except as required by law.
About ADT
ADT is a leading provider of security, interactive, and smart home solutions serving residential and small business customers in the U.S. Through innovative offerings, unrivaled safety, and a premium customer experience delivered by the largest network of smart home security professionals in the U.S., ADT empowers people to protect and connect to what matters most, every second, every day. For more information, visit ADT.com.
About Origin Wireless, Inc.
Origin Wireless, Inc. is a leader in AI-enabled WiFi Sensing technology, redefining security with TruShield™ Security for Verified Human Presence™ detection. Trusted by Fortune 500 ISPs and multinational security providers, TruShield Security elevates home safety through precise, reliable whole-home WiFi monitoring. Backed by more than 200 patents, Origin’s award-winning technology sets a new standard in privacy and accuracy, proving that WiFi is more than connectivity. It is proactive, intelligent protection. For more information, visit www.originwirelessai.com.
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